Exhibit 21.1

List of SPS Commerce, Inc. Subsidiaries

Name of Company	State or Other Jurisdiction of Incorporation/Organization

SPS International, Inc.	Delaware
SPS Commerce Australia Pty Ltd	Australia
SPS Commerce Canada, Ltd.	Canada
Intertrade Systems, Inc.	Canada
SPS Commerce Netherlands B.V.	Netherlands
SPS Europe Limited	Great Britain
SPS Ukraine LLC	Ukraine
SPS Commerce Philippines Inc.	Philippines
SPS Commerce Poland sp. z o.o.	Poland
Carbon6 Technologies, Inc.	Delaware
1000087631 Ontario Corp.	Canada
Affiliate Technologies LLC	Delaware
Alert Technologies LLC	Delaware
Carbon6 Shenzen Technology Company Ltd	China
D8aDriven, Inc.	Delaware
PixleMe Technologies LLC	Delaware
Seller Compass LLC	Delaware
Stocked Technologies LLC	Delaware
D Masons Software, LLC	Florida
Genius Central Systems LLC	Delaware
GCommerce, Inc.	Delaware
AutoSoez Commerce, Inc.	Delaware
GCommerce Data Cloud, Inc.	Delaware
GCommerce Fulfillment Cloud, LLC	Delaware
SPS Hong Kong Limited	Hong Kong
TIE Commerce, Inc.	Massachusetts
SupplyPike, Inc.	Delaware
SPS Commerce Holding B.V.	Netherlands
TIE Nederland B.V.	Netherlands
TIE Product Development B.V.	Netherlands
TIE Kinetix SAS	France
TIE Kinetix DACH GmbH	Germany
Performance Analytics GmbH	Germany
TIE Kinetix, Ltd.	Great Britain